Exhibit 99.1

Sunwin International Neutraceuticals Acquires 60% interest in Qufu Shengwang Stevia Biology and Science Company

The Company Enters Business of Organic Bio-Fertilizer and Organic Animal Feed

QUFU, CHINA--(MARKET WIRE)—September 8, 2008 – Sunwin International Neutraceuticals, Inc. (OTC BB: SUWN), a leader in the production and distribution of Chinese herbs, veterinary medicines and one of the world’s leading producers of all natural, zero calorie Stevia in China, announced today that on September 2, 2008 its wholly owned subsidiary, Qufu Natural Green Engineering Co., Ltd. entered into an amendment to its June 30, 2008 agreement to acquire a 60% equity interest of Qufu Shengwang Stevia Biology and Science Co., Ltd. (“Qufu Shengwang”) from Shandong Shengwang Group Co., Ltd. (“Shengwang”) and an amendment to the stock purchase agreement entered into between Sunwin International and Shengwang as of June 30, 2008.

Pursuant to the September 2, 2008 amendments, Sunwin International acquired a 60% interest in Qufu Shengwang for a purchase price of $6,200,413 through a stock exchange. The purchase price was based on the net tangible book value of Qufu Shengwang as set forth in its financial statements as of April 30, 2008 which were audited in accordance with Generally Accepted Accounting Principles in the United States and shares of Sunwin issued were based on a twenty day moving average of Sunwin’s common stock ending on August 29, 2008. As part of the amended transaction, the parties have entered into a “make good” agreement in which Shengwang agreed to return to Sunwin International a prorata number of the shares it acquired as part of this transaction in the event that Qufu Shengwang does not earn a minimum of $5,000,000 in net income over a period of 36 consecutive months after completion of the acquisition.

Management of Sunwin International estimates that Qufu Shengwang has the current capacity to generate approximately $15 million in sales annually and yield a 20% to 30% net profit margin. Qufu Shengwang was founded with its South Korean partner, Korea Stevia Co., Ltd. and Shengwang Group Corp. in June 2007. Qufu Shengwang manufactures and sells animal feed, agricultural organic fertilizers and bio fertilizers produced from the residue of stevia stock leaves. These Stevia based fertilizers and animal feeds have numerous benefits including low cost production, high nutrient value for soil, higher fructose levels with fewer calories for feeds and a proven ability to breakdown nicotine, dioxin and other harmful chemicals for plants.

Commenting on the Joint Venture, Ms. Dongdong Lin, Sunwin International CEO, stated, “We are very pleased to acquire Qufu Shengwang, as we strive to expand our business through vertical integration. Qufu Shengwang is a natural fit for our company as it uses stevia residue to make organic bio-fertilizer and organic animal feeds. In addition, its products are sold into many of the same end markets as our current line of veterinary feeds and medicines. It broadens our product offerings and enables us to profitably monetize parts of the stevia plant that would presently be waste in our production process. We are confident that this operation coupled with our current growing operations will lead to a strong financial performance in fiscal 2009 and beyond.”

About Sunwin International Neutraceuticals, Inc.

Sunwin International Neutraceuticals engages in the areas of essential traditional Chinese medicine, zero calorie natural sweeteners (stevia), and veterinary medicines and feeds prepared from 100 percent organic herbal ingredients. As an industry leader in agricultural processing, Sunwin has built an integrated global firm with the sourcing and production capabilities to meet the needs of consumers throughout the world. Sunwin also makes such value-added products as specialty veterinary food ingredients and specialty feed ingredients. For more info about Sunwin, please visit http://www.sunwin.biz

Safe Harbor Statement

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Sunwin International Neutraceuticals, Inc., is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “intends,” “plans,” “believes” and “projects”) may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our guidance and expectations regarding revenues, net income and earnings. In addition, any such statements are qualified in their entirety by reference to, and are accompanied by, the following key factors that have a direct bearing on our results of operations: our ability to effectively integrate our acquisitions and to manage our growth and our inability to fully realize any anticipated benefits of acquired business; our need for additional financing which we may not be able to obtain on acceptable terms, the dilutive effect additional capital raising efforts in future periods may have on our current shareholders; our dependence on certain key personnel; the lack various legal protections in certain agreements to which we are a party and which are material to our operations which are customarily contained in similar contracts prepared in the United States; the business operating risks and new technology in the business we seek to enter into and currently operate in; the effect of changes resulting from the political and economic policies of the Chinese government on our assets and operations located in the PRC; the influence of the Chinese government over the manner in which our Chinese subsidiaries must conduct our business activities; the limitation on our ability to receive and use our revenues effectively as a result of restrictions on currency exchange in China; our ability to enforce our rights due to policies regarding the regulation of foreign investments in China; our ability to comply with the United States Foreign Corrupt Practices Act which could subject us to penalties and other adverse consequences; and our ability to establish adequate management, legal and financial controls in the PRC.

We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Contact:

For the Company:

Jeff Reynolds

Telephone: 972-377-2339

Email: jreynolds@onlysweet.com

Investors:

Matt Kreps

Telephone: 469-362-5960

Email: matt@magnoliair.com